Mt. Washington Savings Bank Reports Financial Results For The Three And Six Months Ended December 31, 2014

CINCINNATI, Feb. 5, 2015 /PRNewswire/ -- Mt. Washington Savings Bank (the "Bank"), the wholly-owned subsidiary of MW Bancorp, Inc. (OTC Pink Marketplace: MWBC), announced net income of $81,000 and $79,000 for the three and six months ended December 31, 2014, respectively. This compares to net losses of $411,000 and $435,000 for the three and six-months ended December 31, 2013.

Net interest income for the three and six months ended December 31, 2014 increased $91,000 and $158,000, respectively, from the comparable periods in 2013 due primarily to an increase in the net interest margin.

The provision for loan losses for the three and six months ended December 31, 2014 was $185,000 and $200,000 less than the comparable periods in 2013, as the Bank experienced declines in net loan charge-offs, non-accrual loans, classified loans and loans past due 30 days or more at and for the six months ended December 31, 2014 compared to the same period ended December 31, 2013.

Non-interest income increased for the three-and six-month periods ended December 31, 2014, by $57,000 and $15,000, respectively, due primarily to an increase in gains on sales of mortgage loans and, in the three month period, an improvement in gain (loss) on sale of foreclosed assets.

Non-interest expense for the three and six months ended December 31, 2014 was $159,000 and $156,000 less than the comparable periods ended December 31, 2013. The Bank reported decreases in salaries and employee benefits, along with other expense items, due to management's continuing focus on cost controls.

Mt. Washington Savings Bank, headquartered in Cincinnati, Ohio, recently completed its mutual to stock conversion, which included formation of MW Bancorp, Inc., as the Bank's holding company and issuance by MW Bancorp, Inc., of 876,163 shares of common stock at an offering price of $10.00 per share. Mt. Washington Savings Bank conducts operations from its main office located in Hamilton County, Ohio. Additional information about MW Bancorp, Inc. and information about products and services offered by Mt. Washington Savings Bank can be found at www.mwbank24.com.

The common shares of MW Bancorp, Inc. (OTC Pink Marketplace: MWBC) commenced trading effective January 30, 2015.

This press release contains certain forward-looking statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which MW Bancorp, Inc. and Mt. Washington Savings Bank are engaged.

Mt. Washington Savings Bank
Condensed Balance Sheets
(In thousands)

	December 31,	June 30,
Assets	2014	2014
	(Unaudited)
Cash and due from banks	$ 740	$ 1,793
Interest-bearing demand deposits	1,970	2,677

Cash and cash equivalents	2,710	4,470

Interest-bearing time deposits in other financial institutions	3,100	3,998
Available-for-sale securities	4,325	5,416
Held-to-maturity securities	1,973	2,374
Loans, net of allowance for loan losses of $1,573 and $1,537	77,748	67,284
Premises and equipment, net	356	385
Federal Home Loan Bank stock, at cost	1,164	1,164
Foreclosed assets, net	143	158
Accrued interest receivable	198	187
Company owned life insurance	3,329	3,282
Other assets	960	395

Total assets	$ 96,006	$ 89,113

Liabilities and Equity

Liabilities
Deposits
Demand and money market	$ 8,422	$ 5,597
Savings	8,774	9,058
Time	42,739	46,055

Total deposits	59,935	60,710

Federal Home Loan Bank advances	19,128	17,333
Stock subscription proceeds in escrow	6,658	-
Directors deferred compensation	1,005	2,012
Other liabilities	363	229

Total liabilities	87,089	80,284

Equity
Retained earnings	9,001	8,922
Accumulated other comprehensive loss	(84)	(93)

Total equity	8,917	8,829

Total liabilities and equity	$ 96,006	$ 89,113

Mt. Washington Savings Bank
Condensed Statements of Operations
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Interest Income
Loans, including fees	$ 792	$ 669	$ 1,534	$ 1,311
Taxable securities	31	47	55	81
Tax exempt securities	-	8	-	14
Interest-bearing deposits	30	20	54	40

Total interest income	853	744	1,643	1,446

Interest Expense
Deposits	172	179	350	356
Federal Home Loan Bank advances	74	49	138	93

Total interest expense	246	228	488	449

Net Interest Income	607	516	1,155	997

Provision for Loan Losses	15	200	30	230

Net Interest Income After Provision for Loan Losses	592	316	1,125	767

Noninterest Income
Gain on sale of loans	18	-	27	4
Gain (loss) on sale of foreclosed assets, net	17	(18)	18	26
Income from Company owned life insurance	24	24	47	48
Other operating	6	2	13	12
Total noninterest income	65	8	105	90

Noninterest Expense
Salaries, employee benefits and directors fees	355	387	690	735
Occupancy and equipment	33	45	66	79
Data processing	11	25	40	43
Franchise taxes	21	36	38	72
FDIC insurance premiums	18	19	37	40
Professional services	56	76	125	115
Advertising	5	40	22	61
Office supplies	7	10	14	17
Business entertainment	12	21	16	24
Other	58	76	103	121

Total noninterest expense	576	735	1,151	1,307

Income (Loss) Before Federal Income Taxes (Benefits)	81	(411)	79	(450)

Federal Income Tax Expense (Benefit)	-	-	-	(15)

Net Income (Loss)	$ 81	$ (411)	$ 79	$ (435)

Mt. Washington Savings Bank
Financial Highlights

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
	2014	2013	2014	2013
Performance Ratios:
Return on average assets (1)	0.36%	(1.96%)	0.18%	(1.02%)
Return on average equity (1)	3.64%	(16.88%)	1.86%	(9.82%)
Interest rate spread	2.67%	2.44%	2.58%	2.28%
Net interest margin (1)	2.79%	2.41%	2.69%	2.57%
Efficiency ratio (1)	85.71%	140.27%	91.35%	120.24%
Average interest-earning assets to average
interest-bearing liabilities	110.26%	111.14%	109.69%	111.36%
Loans to deposits	132.30%	100.35%	132.30%	100.35%
Average equity to average total assets	9.76%	11.59%	9.49%	10.35%

Asset Quality Ratios:
Nonperforming assets to total assets	1.41%	2.16%	1.41%	2.16%
Nonperforming loans to total loans	1.52%	2.57%	1.52%	2.57%
Allowance for loan losses to nonperforming loans	130.11%	98.32%	130.11%	98.32%
Allowance for loan losses to total loans	1.98%	2.53%	1.98%	2.53%
Net charge-offs to average outstanding loans	(0.01%)	0.33%	(0.01%)	0.16%

Capital Ratios:
Equity to total assets at end of period	9.29%	10.29%	9.29%	10.29%
Total capital (to risk-weighted assets)	17.60%	22.09%	17.60%	22.09%
Tier 1 capital (to risk-weighted assets)	16.40%	20.92%	16.40%	20.92%
Tier 1 capital (to total adjusted assets)	9.30%	10.46%	9.30%	10.46%

(1) Ratios are annualized.

CONTACT: Gregory P. Niesen, President and CEO, (513) 231-7871